Exhibit 10.46

March 12, 2004

Mr. William Bell
22 Youngs Hill Road
Huntington, New York  11743

Re:                               Extension of Your Employment Term

Dear Bill:

We are pleased to confirm our mutual agreement to extend the duration of your employment by one year, effective as of December 31, 2003.  Cablevision Systems Corporation (“Cablevision”) and CSC Holdings, Inc. (“CSC”) appreciate the professional and dedicated service that you have provided to Cablevision and CSC and their predecessors, subsidiaries and affiliates (together, the “Group”) over the past 24 years and your willingness to postpone your planned retirement for the benefit of the Group.

1.                                      Extension of Term

On your acceptance of and agreement to this letter, the second paragraph of your employment letter agreement, dated November 7, 2002 (your “Employment Agreement”), with Cablevision, will be amended and restated to read in its entirety as follows:

“The duration of your employment (the ‘Term’) will be through December 31, 2004 except that, by mutual agreement either (i) you may retire earlier or (ii) the Term may be extended for additional one year periods.  Any such additional period shall be included in the ‘Term’ hereunder.”

However, notwithstanding the fifth paragraph of your Employment Agreement, you agree that you will not be entitled to participate in or receive any awards under any long-term incentive program for services rendered in 2004.

2.                                      Early Provision of Previously Agreed Retirement Benefits

On the expiration of the original term of your employment, you would have become entitled to the benefits and rights set forth in the seventh paragraph of your Employment Agreement (subject only to your execution of Cablevision’s then standard severance agreement).  In connection with your agreement to extend the term of your employment and in recognition of your forgoing this entitlement, we agree to provide the following benefits:

A.                                   Cablevision will pay you an early severance payment of no less than $6,630,000.

B.                                     Upon your retirement, you will continue to be eligible for the payment of premiums on the existing Mass Mutual and New York Life whole life insurance policies on your life until (i) they are paid in full or (ii) the cash value of each such policy is sufficient to satisfy all necessary future premium payments.

C.                                     Your Performance Retention Award in the amount of $3,000,000 will become fully vested.

D.                                    All restrictions on your restricted shares of Cablevision stock (your “Restricted Stock”) will lapse, and you will have the right to exercise all of your outstanding options and conjunctive rights awards with respect to Cablevision stock (your “Options and Rights”) for the remainder of the term of such awards as set forth in the relevant Group plans (notwithstanding any future termination of your employment).  You and we agree that all of your Restricted Stock and Options and Rights are set forth on Exhibit A.

These benefits are in full satisfaction of the benefits and rights set forth in numbers 1, 2, 3, and 4 of the seventh paragraph of your Employment Agreement.  You agree that you will not be entitled to any benefits or rights under those sections of your Employment Agreement once we provide the benefits described in this Section 2 and that you will not be entitled to any further severance benefits of any kind on your termination of employment with the Group (for whatever reason).

We will provide the benefits described in this Section 2 only if (a) you sign and deliver a copy of this Agreement to Lee Schumer at the address below on or before April 5, 2004 and (b) the “Release” described in Section 5 becomes effective in accordance with Section 13 (Revocation).  You will have at least 21 days to consider this offer, but it will become void and have no more effect if you do not comply with clause (a) in time or if you revoke your release in accordance with Section 12.  We suggest that you review this entire Agreement, including the “Release” in Section 5, with a lawyer before you decide whether to accept it.  If this Section 2 becomes effective as described in clause (b), the benefits described in this Section 2 will made available to you within 10 business days thereof.

As a condition to your receipt of the benefits described in this Section 2, you agree to execute the “Updated Release” referred to in Section 5 on your termination of employment with the Company (for whatever reason).  If you do not execute the “Updated Release” on termination of your employment or if the “Updated Release” does not become effective in accordance with its terms, you agree to return to the Group all of the benefits made available to you pursuant to this Section 2; however, this provision will not apply in the event you die prior to executing the “Updated Release”.

The benefits in this Section 2 represent a complete settlement, release and waiver of any claims for allegedly lost wages, benefits or other compensation, mental, physical or other personal injuries, pain and suffering, attorneys’ fees and costs in connection with any other relief you may seek or claim you may have against the Group.  You hereby confirm that all monies due to you previously have been paid.  You confirm that no other monies or relief are due to you in consideration of your general release of all claims that you have, may have or may have had.  All payments under this Section 2 will be made less applicable withholding.

3.                                      Form of Consulting Agreement

You and we agree that the consulting agreement referred to number 5 of the seventh paragraph of your Employment Agreement shall be in the form of Exhibit B (the “Consulting Agreement”).

4.                                      Future Effect of Termination on Benefits

Your Group-sponsored medical and dental coverage will cease as of the last day of the month in which your employment is terminated.  You and your eligible dependents may obtain coverage for periods after the last day of the month in which your employment is terminated pursuant to the Cablevision Executive Retiree Medical Plan by returning an election form and paying the required premiums on a timely basis.  Your Group-sponsored life and long-term disability insurance coverage will cease as of the end of the Term.  You and your spouse, if eligible, may continue to receive such coverage by completing a Notice of Conversion Privilege form and complying with the applicable requirements.  These forms will be provided to you in a separate letter.

The relevant member of the Group will make all contributions to the Cablevision CHOICE 401(k) Savings Plan, the Cablevision Excess CHOICE Savings Plan, the Cablevision CHOICE Cash Balance Retirement Plan and the Cablevision Excess CHOICE Cash Balance Plan (collectively, your “Retirement Plans”) with respect to you for your service rendered through your date of termination.  Any vested benefits that you may have accrued under your Retirement Plans will be payable in accordance with the terms thereof, as explained in the summary plan descriptions you have previously received.  You may obtain additional copies of these documents from the Corporate Benefits Department.

This Agreement is in full satisfaction of all obligations or agreements of any member of the Group for:  (1) any severance benefits in connection with the termination of your employment, (2) consideration in connection with the “Release”, the “Non-Compete” and the other agreements set forth herein, (3) payments beyond base salary through your date of termination, including, without limitation, any payments for which you may be eligible under the Cablevision Management Performance Incentive Plan, (4) any other compensation, deferred or otherwise (except as specifically provided in the Consulting Agreement), and (5) any accrued, unused vacation pay, sick pay and personal day pay to which you may be entitled to under Group policies through the date of your termination.  Except as set forth in this Agreement, you will not be entitled to any further payments subsequent to your termination of employment.

5.                                      Release

By countersigning and delivering the enclosed copy of this letter, and in consideration of the Group’s promises described above, you hereby release and discharge each entity constituting the Group (including without limitation Cablevision and CSC), its present and former shareholders, parent corporations, joint ventures, partners, affiliates, subsidiaries and otherwise related entities and any and all of its or their incumbent or former officers, directors, employees, consultants, agents, representatives and assigns from any and all claims, liabilities, demands or causes of action, known or unknown, that you have as of the date hereof, ever had, or could have had as of the date hereof, arising out of or in any way connected with or related to your employment by the Group (this “Release”).  This total and unlimited release includes, but is not limited to, any claims based on any local, state or federal statute, or other regulations or laws (including common law):  (1) relating to bias, age, sex, religion, religious creed, citizenship, color, race, ancestry, national origin, veteran, familial or marital status, sexual orientation or preference, genetic predisposition or carrier status, physical or mental disability or past or present history of the same or any other form of discrimination (including, without limitation, the Age Discrimination in Employment Act of 1967, as amended (“ADEA”)), (2) relating to the Worker Adjustment and Retraining Notification Act (“WARN”), (3) for wrongful discharge, harassment or retaliation, (4) relating to any implied or express contract (whether oral or written), (5) for intentional or negligent infliction of emotional harm, defamation or any other tort, (6) for fraud or conversion, and (7) for costs, fees or other expenses including attorneys’ fees and disbursements.  However, this Release does not waive or otherwise impair any rights that you have (1) under this Agreement or your Employment Agreement or (2) under the terms of any employee benefit plan maintained by the Group (but your severance benefits will be limited to those described in this Agreement and in your Employment Agreement).

You affirm that, to the best of your knowledge, you are not suffering from any work-related physical or mental impairment and are not suffering from any work-related injury or disease as of the date hereof.

You will be required to return the benefits described in Section 2 unless you sign and deliver an updated release in the form of Exhibit C (the “Updated Release”) upon the termination of your employment with Cablevision and the Updated Release becomes effective in accordance with its terms; however, this provision will not apply in the event you die prior to executing the “Updated Release”.

If this Release or the Updated Release is found to be invalid or unenforceable in any way, you agree to execute and deliver to the Group a revised release which will effectuate your intention to release the Group from any and all claims you had, have or may have, in law or equity, arising out of this Agreement, your employment by the Group, the termination of that employment (for the Updated Release), or any other claim at all.

6.                                      Confidentiality

You will obtain or create Confidential Information (as defined below) in the course of your involvement in the Group’s activities and already have Confidential Information.  You agree that the Confidential Information is the exclusive property of the Group, and that, during your employment, you will use and disclose Confidential Information only for the Group’s benefit and in accordance with any restrictions placed on its use or disclosure by the Group.

After your employment with the Group, you agree to keep confidential and otherwise refrain from accessing, discussing, copying, disclosing or otherwise using Confidential Information.  In addition, during and after your employment with the Group, you agree that you will keep confidential and otherwise refrain from accessing, discussing, copying, disclosing or otherwise using any information (personal, proprietary or otherwise) you may have learned about the Covered Individuals (as defined below) directly or indirectly as a result of your relationship with Charles Dolan, James Dolan, any member of the extended Dolan family or any member of the Group’s senior management team or, to the extent applicable, any of their Board of Directors (collectively the “Covered Individuals”), whether prior to your employment by the Group or subsequent to such employment (“Other Information”).

As used in this Agreement, “Confidential Information” is information of a commercially sensitive, proprietary or personal nature and includes, but is not limited to, information and documents that any member of the Group has designated or treated as confidential.  It also includes, but is not limited to, financial data; customer, guest, vendor or shareholder lists or data; advertising, business, sales or marketing plans, tactics and strategies; projects; technical or strategic information about the Group’s on-line data, telephone, internet service provider, cable television, programming (including sports programming), advertising, retail electronics, PCS, DBS, theatrical, motion picture exhibition, sports, entertainment or other businesses; plans or strategies to market or distribute the services or products of such businesses; economic or commercially sensitive information, policies, practices, procedures or techniques; trade secrets; merchandising, advertising, marketing or sales strategies or plans; litigation theories or strategies; terms of agreements with third parties and third party trade secrets; information about the Group’s employees, players, coaches, agents, teams or rights, compensation (including, without limitation, bonuses, incentives and commissions), or other human resources policies, plans and procedures, or any other non-public material or information relating to the Group’s business activities, communications, ventures or operations.

If disclosed, Confidential Information or Other Information could have an adverse effect on the Group’s standing in the community, its business reputation, operations or competitive position or the standing, reputation, operations or competitive position of any of its affiliates, subsidiaries, officers, directors, employees, teams, players, coaches, consultants, agents or any of the Covered Individuals.

Notwithstanding the foregoing, the obligations of this section, other than with respect to subscriber information, shall not apply to Confidential Information that is already (1) in the public domain, (2) disclosed to you by a third party with the right to disclose it in good faith; or (3) specifically exempted by Cablevision in writing from the applicability of this Agreement.

Notwithstanding anything elsewhere in this Agreement, you are authorized to make any disclosure required of you by any federal, state and local laws or judicial proceedings, after providing Cablevision with prior written notice and an opportunity to respond prior to such disclosure (unless such notice is prohibited by law).  In addition, this Agreement in no way restricts or prevents you from providing truthful testimony concerning the Group to judicial, administrative, regulatory or other governmental authorities.

7.                                      Non-Compete

You acknowledge that due to your executive position in the Group and your knowledge of the Group’s confidential and proprietary information, your employment or affiliation with certain entities would be detrimental to the Group.  You agree that, without the prior written consent of the Cablevision, you will not represent, become employed by, consult to, advise in any manner or have any material interest in any business directly or indirectly in any Competitive Entity (as defined below) either during your employment or after your termination of employment (for any reason).  A “Competitive Entity” shall mean

(1) any company that competes with any of the Group’s or its affiliates’ professional sports teams in the New York metropolitan area; (2) any company that competes with any of the Group’s cable television, telephone, on-line data or direct broadcast satellite businesses in the New York greater metropolitan area or that competes with any of the Group’s programming businesses, nationally or regionally; or (3) any trade or professional association representing any of the companies covered by this paragraph, other than the National Cable Television Association and any state cable television association.  Ownership of not more than 1% of the outstanding stock of any publicly traded company shall not be a violation of this paragraph.  This Agreement not to compete will expire one year after your employment with Cablevision terminates.

You acknowledge that your breach or threatened breach of this non-competition provision will cause irreparable harm to the Group for which monetary damages alone will not provide an adequate remedy.  Accordingly, you agree that if you violate or threaten to violate this provision, the Group, in addition to any other rights or remedies available to it under this provision, will be entitled to an injunction to be issued by any court of competent jurisdiction restraining you from committing or continuing any violation of this provision.  You agree that no bond will need to be posted for the Group to receive such an injunction and no proof will be required that monetary damages for violations of this non-competition provision would be difficult to calculate and that remedies at law would be inadequate.  In addition, you acknowledge and agree that under such circumstances any prior payments made to you hereunder will be void and you will promptly return all prior payments made to you by any member of the Group under this Agreement.  You also will forfeit any additional amounts which otherwise would have been payable to you under this Agreement or your Employment Agreement.

8.                                      Additional Understandings

You agree, for yourself and others acting on your behalf, that you (and they) have not and will not disparage, make negative statements about or act in any manner which is intended to or does damage to the good will of, or the business or personal reputations of the Group or any of its incumbent or former officers, directors, agents, consultants, employees, successors and assigns or any of the Covered Individuals.

You agree not to make any public statement of any kind regarding this contract.

In addition, you agree that the Group is the owner of all rights, title and interest in and to all documents, tapes, videos, designs, plans, formulas, models, processes, computer programs, inventions (whether patentable or not), schematics, music, lyrics and other technical, business, financial, advertising, sales, marketing, customer or product development plans, forecasts, strategies, information and materials (in any medium whatsoever) developed or prepared by you or with your cooperation during the course of your employment by the Group (the “Materials”).  The Group will have the sole and exclusive authority to use the Materials in any manner that it deems appropriate, in perpetuity, without additional payment to you.

9.                                      Further Cooperation

Following your termination or employment or, if you enter into the Consulting Agreement, the expiration of the Consulting Agreement, you will no longer provide any regular services to the Group or represent yourself as an agent of any member of the Group (other than as a Director of Cablevision, if applicable at that time).  If, however, any member of the Group so requests, you agree to cooperate fully with the Group in connection with any matter with which you were involved prior to such termination or expiration, or in any litigation or administrative proceedings or appeals (including any preparation therefore) where the Group believes that your personal knowledge, attendance and participation could be beneficial to the Group.  This cooperation includes, without limitation, participation on behalf of the Group in any litigation or administrative proceeding brought by any former or existing Group employees, teams, players, coaches, guests, representatives, agents or vendors.

The Group will provide you with reasonable notice in connection with any cooperation it requires in accordance with this section.  The Group will reimburse you for any previously approved out-of-pocket expenses you reasonably incur in connection with the cooperation you provide hereunder as soon as practicable after you present appropriate documentation evidencing such expenses.  You agree to provide the Group with an estimate of such expense before you incur the same.

10.                               Covenant Not to Sue

By countersigning and delivering the enclosed copy of this Agreement, you represent and warrant that you have not filed any complaints, charges, or claims for relief against the Group, any of its past or present officers, directors, employees, consultants or agents or any of the Covered Individuals arising out of any acts or omissions they allegedly may have committed in connection with your employment with any local, state or federal court or administrative agency and have not authorized any other person or entity to assert such a claim on your behalf.  Other than for claims arising under the ADEA, you also agree, to the fullest extent permitted by law, not to commence, encourage, facilitate or participate in any action or proceeding for damages, reinstatement, injunctive or any other type of relief, in any state, federal or local court or before any administrative agency, relating to the enforceability of any provision of this Agreement or your employment with the Group.

Nothing in this Agreement is intended to prevent you from contacting the Equal Employment Opportunity Commission (the “Commission”).  If you countersign the enclosed Agreement, however, you will not be able to obtain any relief or recovery upon any charge filed with the Commission, including costs and attorneys’ fees, except where permissible by law or regulation.  You should also understand that this Agreement does not affect your right to challenge the validity of this Agreement pursuant to the ADEA.

11.                               Non-Hire

You agree not to hire, seek to hire, or cause any person or entity to hire or seek to hire (without the prior written consent of Cablevision), directly or indirectly (whether for your own interest or any other person or entity’s interest) any current employee of any member of the Group.  This restriction will expire one year after your employment with Cablevision terminates.

21.                               Right to Counsel/Voluntary Waiver

By countersigning the enclosed copy of this letter, you acknowledge that (1) the Group has advised you to consult with a lawyer before executing this Agreement and has provided you with at least 21 days to do so, (2) you have read this Agreement

(including, without limitation, Sections 5 (Release), 7 (Non-Compete) and 10 (Covenant Not to Sue) above), (3) you fully understand the terms of this Agreement, and (4) you have executed this Agreement voluntarily and without coercion, whether express or implied.

13.                               Revocation

You may revoke this Agreement within seven days after the date on which you sign it.  This Agreement will not be binding or enforceable until that seven-day period has expired but shall thereupon become effective unless previously revoked.  If you decide to revoke this Agreement, you must notify us of your revocation in a letter signed by you and received by Lee Schumer at the address below no later than 5:00 p.m. on the seventh day after you signed this Agreement.  A letter of revocation that is not received by the seventh day after you have signed the Agreement will be invalid and will not revoke this Agreement.

14.                               Choice of Law/Forum

This Agreement shall be deemed to be made under, and in all respects shall be interpreted, construed and governed by and in accordance with, the laws of the State of New York applicable to agreements made and to be performed entirely within such State.

Both the Group and you hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the federal courts of the United States of America located in the State of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement, and each of us hereby waives, and agrees not to assert, as a defense that either of us, as appropriate, is not subject thereto or that the venue thereof may not be appropriate.  We each hereby agree that mailing of process or other papers in connection with any such action or proceeding in any manner as may be permitted by law shall be valid and sufficient service thereof.

15.                               Additional Provisions

If you violate any of the agreements contained in this letter, including, without limitation, the understandings in Sections 6 (Confidentiality), 7 (Non-Compete), 8 (Additional Understandings), 9 (Further Cooperation) and 10 (Covenant Not to Sue) or if the “Release” or “Updated Release” or any portion thereof is for any reason held invalid or unenforceable (other than for claims arising under the ADEA), you will immediately return to the Group all of the benefits paid to you pursuant to this Agreement and the Group will have no further obligation to pay you any additional amounts as set forth in this Agreement.  Any termination of this Agreement or return of benefits shall not affect the Group’s rights under this Agreement or your obligations hereunder regarding the “Release”, the “Updated Release”, the “Covenant Not to Sue”, the “Additional Understandings”, the “Further Cooperation”, the “Non-Compete”, and “Confidentiality” provisions.

Because the purpose of the terms of this Agreement is to avoid any claims between us, you will be required to pay any legal fees and costs the Group incurs to defend any claim you may bring (other than a proceeding to receive unemployment insurance benefits or relating to claims arising under the ADEA) or to pursue any rights we may have under this Agreement. Notwithstanding the foregoing, you will not be required to pay the Group’s legal fees and costs associated with any claim you may bring to pursue your rights under this Agreement, provided that you prevail on the merits of such claim and the court finally determines that the Group acted unreasonably with respect to compliance with its obligations under this Agreement.  Nothing contained herein will prevent you from asking the court in any such proceeding to make a finding that the Group acted unreasonably with respect to compliance with its obligation hereunder.

By countersigning this letter, you acknowledge that this letter sets forth the entire agreement of the parties concerning its subject matter, and supersedes any and all prior agreements and discussions.  Any notices given under this Agreement (1) by any member of the Group to you shall be in writing and shall be given by hand delivery or by registered or certified mail, return receipt requested, postage prepaid, addressed to you at your address listed above or (2) by you to any member of the Group shall be in writing and shall be given by hand delivery or by registered or certified mail, return receipt requested, postage prepaid, addressed to Cablevision attention:  Lee Schumer at 1111 Stewart Avenue, Bethpage, New York 11714.  This Agreement may be modified only by a written instrument signed by you, on the one hand, and for Cablevision and CSC, on the other hand.

*                      *                      *

Other than these changes, this letter does not change your Employment Agreement in any way, and your Employment Agreement will remain in full force and effect.  However, if there is any inconsistency between this Agreement and your Employment Agreement, this Agreement will govern.  In the event any payments that are due and owed to you under this Agreement have not been paid at the time of your disability or death, they will be paid to you or your estate, as applicable.

Sincerely yours,

Cablevision Systems Corporation

			By:	/s/	James L. Dolan
James L. Dolan
President, Chief Executive Officer

CSC Holdings, Inc.

			By:	/s/	James L. Dolan
James L. Dolan
President, Chief Executive Officer

Accepted and Agreed:

By:	/s/	William J. Bell
William J. Bell

Date:

Exhibit A

[List of Restricted Stock, Options and Rights]

[As of January 1, 2005]

William Bell
22 Youngs Hill Road
Huntington, New York  11743

Re:                               Consulting Agreement

Dear Bill:

This letter, when signed by Cablevision Systems Corporation (referred to herein as “Cablevision”) and you, will constitute your consulting agreement with Cablevision (this “Agreement”).

1.                                      Purpose of Engagement

(a)                                  The “Services” you agree to perform are set forth on Exhibit 1.

(b)                                 You agree to perform the Services faithfully and diligently for the Group as set forth in this Agreement.  The term the “Group” means Cablevision, CSC Holdings, Inc. (“CSC”), their predecessors, subsidiaries and affiliated companies.

2.                                      Term

(a)                                  This Agreement will commence [DATE] and will continue for a three-year period thereafter unless it is sooner terminated or renewed, each as provided herein (the “Term”).  However, if your extension agreement, dated [DATE], among Cablevision, CSC and you (your “Extension Agreement”) or the Updated Release referred to in your Extension Agreement does not become effective in accordance with its terms, this Agreement will become void and will have no further force and effect.  You acknowledge and agree that under such circumstances any prior payments made to you hereunder will be void and you will promptly return all prior payments made to you by any member of the Group under this Agreement.

(b)                                 Cablevision is under no obligation to continue this engagement beyond the period set forth above.  Additionally, Cablevision may terminate this Agreement and the Term before its scheduled expiration if you are absent from your responsibilities under this Agreement as a result of incapacity due to mental or physical illness or injury for a period of 60 or more days during any year.

(c)                                  This Agreement and the Term shall automatically terminate on your death.

3.                                      Your Consulting Fees

(a)                                  On the 15th day of each month during the Term, Cablevision shall pay you or the company of your choice one-twelfth of $500,000 (the “Minimum Amount”).  Cablevision may change the Minimum Amount after the first year of the Term in its discretion but may not reduce the Minimum Amount to below $500,000.  In addition, for any month in which the Group requests that you provide services for more than 80 hours and you agree to provide such services, Cablevision shall pay you or the company of your choice at the rate of $4167 per day for each additional day or part.

(b)                                 You will be eligible for annual incentive fees in addition to the Minimum Amount for each year during the Term.  Any annual incentive fees shall be in the amounts and paid at the time, determined by Cablevision in its sole discretion.

(c)                                  Cablevision will promptly reimburse you for your actual out-of-pocket expenses as reasonably incurred by you in connection with your performance of the Services, including reasonable travel approved, in advance, by Cablevision.

(d)                                 You agree to deliver, on a monthly basis to a contact designated by Cablevision, invoices detailing any Services provided hereunder and appropriate out-of-pocket expenses.  You agree that each invoice will provide reasonable supporting detail for the days on which Services were performed, the hours worked, and other suitable detail concerning authorized expenses.  Cablevision will pay approved invoices within 30 days of receipt.

(e)                                  You agree to abide by all of the Group’s travel and entertainment policies, including, without limitation, the use of the Group’s designated travel agency for all airline travel and other travel arrangements, whenever possible. Notwithstanding the foregoing, you shall be permitted to take first class air travel.

(f)                                    Your contingent award under Cablevision’s Long Term Incentive Plan will continue during the Term notwithstanding that your employment with Group has terminated.  The details of this award, and the applicable conditions, have been sent to you in a separate award letter and will continue to apply except that, solely for purposes of this contingent award, you will be deemed to be continuing as an employee of the Group during the Term.  You shall receive payment of this award whenever it becomes payable to other eligible employees.

4.                                      Confidentiality

(a)                                  You agree to keep confidential and otherwise refrain from accessing, discussing, copying, disclosing or otherwise using Confidential Information (as hereinafter defined) or any information (personal, proprietary or otherwise) you may have learned about the Covered Individuals (as hereinafter defined) directly or indirectly as a result of

2

your relationship with Charles Dolan, James Dolan, any member of the extended Dolan family or any member of the Group’s senior management team or Board of Directors (collectively the “Covered Individuals”), whether prior to your services under this Agreement or subsequent to such service (“Other Information”).

(b)                                 As used in this Agreement, “Confidential Information” is information of a commercially sensitive, proprietary or personal nature and includes, but is not limited to, information and documents that any member of the Group has designated or treated as confidential.  It also includes, but is not limited to, financial data; customer, guest, vendor or shareholder lists or data; advertising, business, sales or marketing plans, tactics and strategies; projects; technical or strategic information about the Group’s on-line data, telephone, internet service provider, cable television, programming (including sports programming), advertising, retail electronics, PCS, DBS, theatrical, motion picture exhibition, sports, entertainment or other businesses; plans or strategies to market or distribute the services or products of such businesses; economic or commercially sensitive information, policies, practices, procedures or techniques; trade secrets; merchandising, advertising, marketing or sales strategies or plans; litigation theories or strategies; terms of agreements with third parties and third party trade secrets; information about the Group’s employees, players, coaches, agents, teams or rights, compensation (including, without limitation, bonuses, incentives and commissions), or other human resources policies, plans and procedures, or any other non-public material or information relating to the Group’s business activities, communications, ventures or operations.

(c)                                  If disclosed, Confidential Information or Other Information could have an adverse effect on the Group’s standing in the community, its business reputation, operations or competitive position or the standing, reputation, operations or competitive position of any of its affiliates, subsidiaries, officers, directors, employees, teams, players, coaches, consultants, agents or any of the Covered Individuals.

(d)                                 You agree to protect the Confidential Information and Other Information now and into the future and not to use, disclose or access the Confidential Information or Other Information except in furtherance of the Group’s business.  In addition, you agree not to make copies of the written versions of Confidential Information or Other Information and not to discuss with, or disclose to, any third party Confidential Information or Other Information without the prior written consent of Cablevision.  You further represent that all Confidential Information and Other Information provided to you will remain confidential.

(e)                                  On termination of this Agreement, you will return to the Group all Confidential Information and Other Information within your possession and will not solicit, disclose or access any Confidential Information or Other Information from the Group or any of its employees or agents except in the furtherance of any services you

3

may provide to the Group at the Group’s written request.  The obligations of confidentiality set forth in this Section 4 will survive the termination of this Agreement.

(f)                                    Notwithstanding the foregoing, the obligations of this Section 4, other than with respect to subscriber information, shall not apply to Confidential Information that is already (1) in the public domain, (2) disclosed to you by a third party with the right to disclose it in good faith, or (3) specifically exempted in writing by Cablevision from the applicability of this Agreement.

(g)                                 Notwithstanding anything elsewhere in this Agreement, you are authorized to make any disclosure required of you by any judicial proceedings or any federal, state and local laws or regulations, after providing Cablevision with prior written notice and an opportunity to respond prior to such disclosure (unless such notice is prohibited by law).  In addition, this Agreement in no way restricts or prevents you from providing truthful testimony concerning the Group to judicial, administrative, regulatory or other governmental authorities.

5.                                      Ownership of Materials

The parties agree that the Group is the owner of all rights, title and interest in and to all documents, tapes, videos, programming, designs, scripts, plans, formulas, models, processes, computer programs, inventions (whether patentable or not), schematics, music, lyrics and other technical, business, financial, advertising, sales, marketing, customer or product development plans, forecasts, strategies, customer lists, travel and other information and materials (in any media whatsoever) developed or prepared by you or with your cooperation during the course of your retention hereunder (the “Materials”).  The Group will have the sole and exclusive authority to use the Materials in any manner that it deems appropriate, in perpetuity, without additional payment to you.

6.                                      Independent Contractor

You agree that you are performing the Services as an independent contractor and not as an employee of any member of the Group.  You shall be responsible for all taxes and other non-reimbursable expenses attributable to the rendition of Services, and you shall indemnify, hold harmless and defend the Group, its incumbent or former officers, directors, consultants, employees, successors and assigns, from any and all claims, liabilities, damages, taxes, fines or penalties sought or recovered by any governmental entity, including, but not limited to, the Internal Revenue Service or any state taxing authority, arising out of your alleged failure to pay federal, state or local taxes during the Term of this Agreement.  Nothing in this Agreement shall be deemed to constitute a partnership or joint venture between any member of the Group and you nor shall anything in this Agreement be deemed to constitute the Group or you as the agent of the other.  Neither you nor the Group shall be or become liable to or bound by any representation, act or omission whatsoever of the other.  Under no

4

circumstances shall you be entitled to participate in any of the benefit plans that the Group may offer to its own employees from time to time.

7.                                      Representations and Warranties

You represent and warrant to the Group that:

(a)                                  You shall comply with all federal, state and local laws, regulations, rules, ordinances and orders of any kind which are applicable to your performance of the Services hereunder;

(b)                                 Your performance of the Services called for by this Agreement does not and will not violate any applicable law, rule, or regulation;

(c)                                  You do not know of any developed programs, systems, data, computer documentation or other material whatsoever, granted or conveyed to the Group under Section 5 hereof;

(d)                                 You have the full legal right to enter into this Agreement and to fully perform the Services and fulfill your obligations hereunder; and

(e)                                  While performing the Services hereunder, you will act in a professional manner and observe all aspects of appropriate professional and ethical workplace behavior.

8.                                      Non-Competition

(a)                                  Without Cablevision’s written consent, you agree not to, directly or indirectly, represent, become employed by, consult to, or advise in any manner or have any material interest in any Competitive Entity for the duration of the Term.  A “Competitive Entity” shall mean (1) any company that competes with any of the Group’s or its affiliates’ professional sports teams in the New York metropolitan area; (2) any company that competes with any of the Group’s cable television, telephone or on-line data businesses in the New York greater metropolitan area or that competes with any of the Group’s programming businesses, nationally or regionally; or (3) any trade or professional association representing any of the companies covered by this paragraph, other than the National Cable Television Association and any state cable television association.  Ownership of not more than 1% of the outstanding stock of any publicly traded company shall not be a violation of this paragraph.

(b)                                 If you violate this provision, Cablevision may immediately terminate this Agreement and you acknowledge and agree that under such circumstances any prior payments made to you hereunder will be void and you will promptly return all prior payments made to you by any member of the Group under this Agreement.

5

9.                                      Non-Hire

You agree not to hire, seek to hire, or cause any person or entity to hire or seek to hire (without the prior written consent of Cablevision and MSG), directly or indirectly (whether for your own interest or any other person or entity’s interest) any current employee of any member of the Group.  This restriction will expire one year after the termination date of this Agreement.

10.                               Renewal and Termination

(a)                                  This Agreement may be renewed from time to time if agreed in writing by Cablevision and you.

(b)                                 Cablevision may terminate this Agreement and the Term before its scheduled expiration by written notice to you if you are in breach of this Agreement.

(c)                                  Upon termination or expiration of this Agreement without renewal, you agree to return all of the Group’s property, including, without limitation, office keys, identification cards, access, press and other passes, and all documents, files, equipment, computers, laptops, telephones, cell phones, beepers, pagers, palm pilots or similar devices, fax machines, credit cards, computer software, diskettes and access materials and other property prepared by, for or belonging to the Group and not to make or retain any copies, duplicates, reproductions or excerpts of these materials and agree not to access, utilize or affect in any manner, any of the Group’s property, including, without limitation, its electronic communications systems or any information contained therein.

11.                               Miscellaneous

(a)                                  You agree that any and all contracts, correspondence, books, accounts and other sources of information relating to the Group’s accounts shall be available for inspection at your office by the Group’s authorized representative during ordinary business hours upon reasonable notice to you.

(b)                                 Neither party shall assign, transfer or subcontract this Agreement or any of its obligations hereunder without the other party’s express, prior written consent.  Notwithstanding the foregoing, Cablevision may assign this Agreement to any member of the Group, to an entity under the Group’s operation, management or control or to a purchaser of all, or substantially all, of Cablevision’s assets.

(c)                                  Neither you nor the Group shall issue any press release or public statement of any kind, or publicize the existence of this contract or the existence of a business relationship between the parties without the prior review and approval of the other party (provided, however, that (1) such restrictions shall not apply if the Group is required under applicable law to make any such statements and (2) the parties (and their employees, representatives, or other agents) may disclose

6

to any and all persons, without any limitation of any kind, the tax treatment and tax structure of this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to either party relating to such tax treatment and tax structure).

(d)                                 This Agreement shall be deemed to be made under, and in all respects shall be interpreted, construed and governed by and in accordance with, the laws of the State of New York applicable to agreements made and to be performed entirely within such State.

(e)                                  You acknowledge that your Services under this Agreement are of a specific, unique and extraordinary character and that your breach or threatened breach of the “Confidentiality” provisions set forth in Section 4, the “Ownership of Materials” provisions set forth in Section 5, the “Non-Competition” provisions set forth in Section 8 and the “Non-Hire” provisions set forth in Section 9 will cause irreparable injury to the Group for which monetary damages alone will not provide an adequate remedy.  Accordingly, in addition to any rights or remedies the Group may have available to it under this Agreement or otherwise, it also shall be entitled to an injunction to be issued by any court of competent jurisdiction, restraining you from committing or continuing any violation of this Agreement.  You agree that no bond will need to be posted for the Group to receive such an injunction and no proof will be required that monetary damages for violations of this non-competition provision would be difficult to calculate and that remedies at law would be inadequate.  In addition, you acknowledge and agree that under such circumstances any prior payments made to you hereunder will be void and you will promptly return all prior payments made to you by any member of the Group under this Agreement.  You also will forfeit any additional amounts which otherwise would have been payable to you under this Agreement.  The provisions of Sections 4 (“Confidentiality”), 5 (“Ownership of Materials”), 8 (“Non Competition”) and 9 (“Non-Hire”) hereof will survive the termination of this Agreement.

(f)                                    Other than your Extension Agreement and the Updated Release, this Agreement and Exhibit 1 constitute the entire agreement of the parties hereto and supersede all prior and contemporaneous representations, proposals, discussions, and communications, whether oral or in writing.  This Agreement may be modified only in a writing signed by you and Cablevision.

(g)                                 Any notices given under this Agreement (1) by any member of the Group to you shall be in writing and shall be given by hand delivery or by registered or certified mail, return receipt requested, postage prepaid, addressed to you at your address listed above or (2) by you to any member of the Group shall be in writing and shall be given by hand delivery or by registered or certified mail, return receipt requested, postage prepaid, addressed to Cablevision attention:  Lee Schumer at 1111 Stewart Avenue, Bethpage, New York.

7

If the foregoing Consulting Agreement is acceptable to you, please execute and return the copy of this Agreement which is enclosed for your convenience.  We look forward to working with you.

Very truly yours,

Cablevision Systems Corporation

By:

Accepted and Agreed:

William Bell

Date:

8

Exhibit 1

The following will constitute the Services to be performed:

1.                                       To be available no less than 80 hours during each month of the Term of this Agreement to provide advice and counsel to the Group as may be requested.

2.                                       Cooperate fully with the Group in connection with any matter with which you were involved, either before or after the date of this Agreement, or in any litigation or administrative proceedings or appeals (including any preparation therefor) where the Group believes that your personal knowledge, attendance and participation could be beneficial to the Group.  This cooperation includes, without limitation, participation on behalf of the Group in any litigation or administrative proceeding brought by any former or existing Group employees, teams, players, coaches, guests, representatives, agents or vendors.

3.                                       Cooperate with the Group by providing any documents or reports requested by the Group in connection with this Agreement (or otherwise) or arising out of any requests by governmental entities including, without limitation, the Internal Revenue Service.

4.                                       Perform such other services as the parties may mutually agree upon from time to time during the term of this Agreement.

Exhibit C

WILLIAM BELL
22 Youngs Hill Road
Huntington, New York 11743

I, William Bell, am entering into this release (this “Updated Release”) pursuant to, and in consideration of, my extension agreement, dated as of [DATE], with Cablevision Systems Corporation and CSC Holdings, Inc. (my “Extension Agreement”), and other good and valuable consideration.

I hereby release and discharge Cablevision Systems Corporation and CSC Holdings, Inc. and their predecessors, subsidiaries and affiliates (each of such entities, individually and collectively referred to as the “Group”), and each of their present and former shareholders, parent corporations, joint ventures, partners, affiliates, subsidiaries and otherwise related entities and any and all of its or the incumbent or former officers, directors, employees, consultants, agents, representatives and assigns, from any and all claims, liabilities, demands or causes of action, known or unknown, that I have as of the date of this Updated Release, ever had, or could have had as of such date, arising out of or in any way connected with or relating to my Extension Agreement, my employment by the Group, the termination of my employment, or my rights as a present or former holder of any securities of the Group.  This total and unlimited release includes, but is not limited to, any claims based on any local, state or federal statute, or other regulations or laws (including common law):  (1) relating to bias, age, sex, religion, religious creed, citizenship, color, race, ancestry, national origin, veteran, familial or marital status, sexual orientation or preference, genetic predisposition or carrier status, physical or mental disability or past or present history of the same or any other form of discrimination (including, without limitation, the Age Discrimination in Employment Act of 1967, as amended (“ADEA”)), (2) relating to the Worker Adjustment and Retraining Notification Act (“WARN”), (3) for wrongful discharge, harassment or retaliation, (4) relating to any implied or express contract (whether oral or written), (5) for intentional or negligent infliction of emotional harm, defamation or any other tort, (6) for fraud or conversion, (7) in connection with continuation of Group-sponsored health benefits or conversion of Group-sponsored life insurance, and (8) for costs, fees or other expenses including attorneys’ fees and disbursements.  This release does not, however, waive or impair (w) any rights I may have under the terms of any employee benefit plan maintained by the Group (but my severance benefits will be limited to those described in the Extension Agreement), (x) any rights I may have for indemnification, contribution, insurance or reimbursement of expenses as a director, officer, consultant, agent or employee of the Group, (y) any rights I may have with respect to the Group’s obligations set forth on Exhibit A to the Extension Agreement, and (z) any rights I may have under the Extension Agreement (all such excluded rights hereunder referred to as “Unreleased Rights”).

If this Updated Release is found to be invalid or unenforceable in any way, I agree to execute and deliver to the Group a revised release which will effectuate my intention to release the Group from any and all claims I had, have or may have, in law or equity, as of the date hereof, arising out of the Extension Agreement, my employment by the Group, the termination of that employment, or any other claim at all as of the date hereof (other than the Unreleased Rights).

I affirm that, to the best of my knowledge, I am not suffering from any work-related physical or mental impairment and am not suffering from any work-related injury or disease as of the date hereof.

I acknowledge that the Group has advised me to consult with a lawyer before executing this Updated Release and has provided me with at least 21 days to do so; I have read this Updated Release; I fully understand the terms of this Updated Release; and I have executed this Updated Release voluntarily and without coercion, whether express or implied.

I understand that I may revoke this Updated Release (thereby breaching my obligation under the Extension Agreement) within seven days after the date on which I sign it.  This Updated Release will not be binding or enforceable until that seven-day period has expired but shall thereupon become effective unless previously revoked.  If I decide to revoke this Updated Release, I must notify the Group of my revocation in a letter signed by me and received by the Group to the attention of Lee Schumer at 1111 Stewart Avenue, Bethpage, NY 11714-3581 no later than 5:00 p.m. on the seventh day after I signed this Agreement.  A letter of revocation that is not received by the seventh day after I have signed this Updated Release will be invalid and will not revoke this Updated Release.

Dated:

William Bell